DISTRIBUTOR'S CONTRACT

Exhibit A

Fund: Federated Income Trust

Institutional Shares

     In consideration of the mutual covenants set forth in the Distributor’s Contract dated June 1, 1992 between the Trust and FSC, the Trust, with respect to the Class of Shares of the Fund set forth above, and FSC execute and deliver this Exhibit.

      Witness the due execution hereof this 1st day of June, 1992.

ATTEST:	FEDERATED INCOME TRUST.

/s/ John W. McGonigle	By: /s/ Glen R. Johnson
Secretary	President
(SEAL)

ATTEST:	FEDERATED SECURITIES CORP.

/s/ S. Elliott Cohan	By: /s/ Richard B. Fisher
Secretary	President
(SEAL)